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                                                                     EXHIBIT 4.1



                           ARTICLES OF INCORPORATION
                                       OF
                               PETSEC ENERGY INC.


         I, the undersigned natural person, acting as the incorporator of a corporation under the General Corporation Law of the State of Nevada, do hereby adopt the following Articles of Incorporation for such corporation.

                                   ARTICLE I

         The name of the corporation is:   PETSEC ENERGY INC.

                                   ARTICLE II

         The initial principal office of the corporation in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name of the initial resident agent at such address The Corporation Trust Company of Nevada.

                                  ARTICLE III

The purpose for which this corporation is organized is to transact all lawful business of every kind and character for which corporations may be incorporated under the General Corporation Law of the State of Nevada.

                                   ARTICLE IV

         The amount of the total authorized capital stock of the corporation is One Million Dollars ($1,000,000) consisting of One Million (1,000,000) shares of common stock of the par value of One Dollar ($1) each, to be designated "Common Stock."

         The shares of capital stock of the corporation, after the amount of the subscription price therefor (which shall not be less than the aggregate par value thereof) has been paid in full, shall be deemed fully paid shares of capital stock of the corporation and shall not be subject to any further call or assessment thereof, and the holders of such shares shall not be liable for any further payments in respect of such shares or liable to pay the debts of the corporation.

                                   ARTICLE V

         The governing board of this corporation shall be known as the Board of Directors and the members of that Board shall be styled Directors. The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation, provided that the number of Directors shall not be reduced less than three (3), except that in cases where all the shares of the corporation are owned beneficially and of record by either one (1) or two (2) shareholders, the number of Directors may be less than three (3) but not less than the number of shareholders. The initial number of shareholders will be one (1).
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         The number of Directors constituting the initial Board of Directs of the corporation shall be three (3), the names and post office addresses of the persons who are to serve as its Directors until the first annual meeting of its shareholders, and until their respective successors are duly elected and qualified, are as follows:

                 Name                              Address

                 Terrence N. Fern       Level 2, 8-13 Bridge Street
                                        Sydney, New South Wales
                                        Australia  2000

                 Michael S. Druce       Level 2, 8-13 Bridge Street
                                        Sydney, New South Wales
                                        Australia  2000

                 Ross A. Keough         Level 2, 8-13 Bridge Street
                                        Sydney, New South Wales
                                        Australia  2000

                                   ARTICLE VI

         The period of duration of the corporation is perpetual.

                                  ARTICLE VII

         Meetings of the shareholders may be held outside the State of Nevada, if the Bylaws so provide. The books of the corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                  ARTICLE VIII

         Cumulative voting for the election of Directors shall not be permitted.

                                   ARTICLE IX

         Directors and officers of the corporation shall not be liable to the corporation or its shareholders for damages for breach of fiduciary duty as a Director or officer, to the extent permitted by Nevada law.

                                   ARTICLE X

         The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation.





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                                   ARTICLE XI

         No contract or other transaction between the corporation and one or more of its Directors or officers, or any other corporation, firm, association or entity in which one or more of its Directors are directors or officers or are financially interested shall be either void or voidable solely because of such relationship or interest or solely because such directors are present at the meeting of the Board of Directors of a committee thereof which authorizes, approves or ratifies such contract or transaction or solely because their votes are counted for such purpose. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of a committee thereof which authorizes, approves or ratifies such contract or transaction.

                                  ARTICLE XII

         The name of the incorporator of the corporation is Joseph K. Reynolds and his address is 1600 Broadway, Suite 2400, Denver, Colorado 80202-4924.

         IN WITNESS WHEREOF, I have executed these Articles of Incorporation for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, hereby declaring and certifying that the facts
herein stated are true, on this     22nd___ Day of February, 1990.



                                                   /s/ Joseph K. Reynolds
                                                   -----------------------------
                                                   JOSEPH K. REYNOLDS



STATE OF COLORADO                 )
                                  ) ss.
CITY AND COUNTY OF DENVER         )

         I, the undersigned Notary Public, do hereby certify that Joseph K. Reynolds personally appeared before me, who, being by me first duly sworn, declared that he is the person who signed the foregoing Articles of Incorporation as incorporator, and that the statements therein contained are true.
         Witness my hand and official seal.
[SEAL]
         My commission expires:      2-2-92
                                   ----------
                                                   /s/ Pamela S. Tilen
                                                   -----------------------------
                                                   Notary Public





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